                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE

                NOKIA AND F5 NETWORKS ENTER INTO GLOBAL ALLIANCE

NOKIA OEMS F5'S INTERNET TRAFFIC AND CONTENT MANAGEMENT SOFTWARE, PURSUES JOINT
   TECHNOLOGY DEVELOPMENT OPPORTUNITIES AND MAKES INVESTMENTS IN F5 NETWORKS


MOUNTAIN VIEW, CALIF & SEATTLE, WA - JUNE 28, 2001--Nokia (NYSE: NOK) and F5 Networks, Inc. (NASDAQ: FFIV), the leading provider of Internet Traffic and Content Management (iTCM) products, have joined forces to strategically align their products, channels, technology offerings and development activities. This alliance brings together two leaders in their respective markets to provide corporate and managed service provider customers with more efficient ways to manage and control the unique Internet security and network traffic management issues they face today while preparing for those of future mobile network environments.

Under the terms of the agreement, Nokia Internet Communications has signed a two-year OEM license and reseller agreement for F5's full suite of iTCM products, immediately enhancing its existing market leading Internet security appliance portfolio. This enhancement enables simplified implementation of firewall, VPN and server farm load balancing applications to further increase the high availability and scalability of Nokia's industry leading Internet security appliances.

Over the next several months, Nokia and F5 will also identify and pursue a number of joint technology development initiatives. Specific areas of interest include, but are not limited to, secure network management solutions and applying iTCM technologies to both mobile infrastructure and mobile content delivery applications.

                                     (more)

Nokia also takes a 9.9 percent stake of unregistered common stock in F5 networks with an option to purchase an additional 10 percent of F5's common stock. Additionally, Nokia has the right to nominate a representative to F5's Board of Directors.

"We're very pleased to align with Nokia who has established a powerful brand name around the globe and continues to set the pace for delivering innovative mobile communications and Internet security solutions," said John McAdam, president and CEO of F5 Networks. "With this alliance, F5 significantly broadens its channel reach, strengthens its market position, and takes giant steps toward enabling the mobile Internet."

"Nokia is dedicated to bringing a new level of security and reliability for doing business over both wired and mobile networks," said Mika Vehvilainen, senior vice president, Nokia Internet Communications. "F5's solid iTCM offering adds a critical building block to Nokia's strategy of enabling the trusted Internet transaction. We look forward to working with F5 to immediately enhance the value of our existing Internet security solutions and develop new innovative technologies to better serve our customers."

AN AUDIO CONFERENCE CALL OPEN TO ANALYSTS AND MEDIA WILL BE HELD ON THURSDAY, JUNE 28, 2001 AT 8AM PDT. PARTICIPANTS MAY DIAL INTO THE CONFERENCE BY CALLING:
US TOLL FREE (INT.) + 1 888 942 8516; OR
USA TOLL FOR INTERNATIONAL (INT.) + 1 712 257 3661
PASSCODE: 1981193

For more information on Nokia's Secure Network Solutions portfolio, please visit http://www.nokia.com and click on Secure Network Solutions. For more information on F5 Network's iTCM portfolio, please visit http://www.f5.com.

                                      - - -

ABOUT NOKIA INTERNET COMMUNICATIONS

Nokia Internet Communications, headquartered in Mountain View, California, provides world class Network Security and Virtual Private Network solutions that ensure the security and reliability of corporate enterprise and managed service provider networks. Nokia is committed to enhancing the end user experience by bringing a new level of security and reliability to the network, enabling an Internet transaction that is personal and trusted -- each and every time. For more information, please visit http://www.nokia.com and click on Secure Network Solutions.

ABOUT NOKIA

Nokia is the world leader in mobile communications. Backed by its experience, innovation, user-friendliness and secure solutions, the company has become the leading supplier of mobile phones and a leading supplier of mobile, fixed and IP networks. By adding mobility to the Internet Nokia creates new opportunities for companies and further enriches the daily lives of people. Nokia is a broadly held company with listings on six major exchanges.

ABOUT F5 NETWORKS

F5 Networks is the leader in Internet Traffic and Content Management (iTCM), and delivers application aware networks through its open Internet Control Architecture. F5 features the industry's leading set of integrated products and services that manage, control and optimize Internet traffic and content. Our solutions automatically and intelligently deliver the best possible Internet performance, availability and content distribution for service providers, enterprises and e-businesses. Our products remove bandwidth congestion and optimize the availability and speed of mission-critical Internet servers and applications, including web publishing, content delivery, e-commerce, caching, firewalls and more. Our solutions are widely deployed in large enterprises, the top service providers, financial institutions, government agencies, healthcare, and portals throughout the world. The company is headquartered in Seattle, Washington, and has offices throughout North America, Europe and Asia Pacific. F5 Networks is located on the web at WWW.F5.COM.


FOR MORE INFORMATION (MEDIA AND ANALYSTS ONLY):

NOKIA:

Laurie Armstrong, Nokia Internet Communications, America's
tel: + 1 650 303 2739
laurie.armstrong@nokia.com

Jyrki Rosenberg                             Nokia Investor Relations
tel: + 358 7180 38193                       Audrey McGinnis
jyrki.Rosenberg@nokia.com                   tel: (int) + 1 972 894 4535

F5 NETWORKS:
Alane Moran                                 F5 Networks Investor Relations
F5 Networks, Inc.                           John Eldridge
tel: + 1 206 272 6850                       tel: + 1 206 272 6571
a.moran@f5.com                              j.eldridge@f5.com

This press release may contain forward looking statements relating to future events or future financial performance that involve risks and uncertainties. Such statements can be identified by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts", "potential" or "continue" or the negative of such terms or comparable terms. These statements are only predictions and actual results could differ materially from those anticipated in these statements based upon a number of factors including those identified in the Company's filings with the SEC.